Exhibit 99.1


         Schnitzer Steel Reports Record Third Quarter Earnings


    PORTLAND, Ore.--(BUSINESS WIRE)--July 9, 2007--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income for the fiscal 2007 third quarter ended May 31, 2007, of $44 million, or $1.47 per diluted share. Net income and earnings per share were third quarter records. This compares to net income of $30 million, or $0.98 per diluted share, during the third quarter of fiscal 2006. Net income in the third quarter of 2006 included a $4 million charge relating to reserves taken by the Company for the estimated settlement of the SEC and Department of Justice investigations into the Company's past payment practices in Asia. Excluding the charge, third quarter 2006 net income would have been $34 million, or $1.11 per share.

    The Company reported fiscal year-to-date net income of $93 million, or $3.06 per diluted share. This compares to net income of $93 million, or $3.02 per diluted share, for the same period in 2006. Included in fiscal year-to-date 2006 net income was a gain in the first quarter of $34 million (after tax) related to the disposition of the Hugo Neu joint venture assets. Additionally, net income in 2006 was reduced by charges of $15 million for reserves relating to the SEC and Department of Justice investigations. Excluding the gain from the disposition of joint venture assets and the charges for the investigation reserve, fiscal year-to-date 2006 net income for the comparable period would have been $74 million, or $2.40 per diluted share.



(in millions, except per-    Third    Third   Second   Year to Year to
 share data)                 Quarter  Quarter  Quarter  Date    Date
                              2007     2006     2007    2007    2006
----------------------------------------------------------------------
Revenues                    $    709 $    506 $    604 $ 1,824 $ 1,250
----------------------------------------------------------------------
Operating Income            $     70 $  49(1) $     47 $   151 $ 98(2)
----------------------------------------------------------------------
Net Income                  $     44 $     30 $     28 $    93 $    93
----------------------------------------------------------------------
Diluted EPS                 $   1.47 $   0.98 $   0.93 $  3.06 $  3.02
----------------------------------------------------------------------
Gain on Asset Disposition         --       --       --      -- $    34
----------------------------------------------------------------------
Charge for Investigation
 Reserve                          --    ($ 4)       --      --  ($ 15)
----------------------------------------------------------------------
Net Income excluding Gain
 on Asset Disposition and
 Charge for Investigation
 Reserve                    $     44 $     34 $     28 $    93 $    74
----------------------------------------------------------------------
Diluted EPS excluding Gain
 on Asset Disposition and
 Charge for Investigation
 Reserve                    $   1.47 $   1.11 $   0.93 $  3.06 $  2.40
----------------------------------------------------------------------

(1) Includes $4 million charge related to SEC and Department of Justice investigations
(2) Includes $15 million in charges related to SEC and Department of Justice investigations


    "We had strong financial results in all of our businesses," said John Carter, President and CEO. "Net income improved 54% from the second quarter as we took advantage of the positive markets in which we are operating by continuing our focus on maximizing the utilization of our assets."

    "In the Metals Recycling Business our ability to export allowed us to take advantage of significant differences between foreign and domestic markets. Our deep water port facilities on both coasts enabled us to target our sales to the regions of the world that provided the best incremental returns. The Auto Parts Business doubled its operating income from the second quarter due to higher parts sales and scrap and core volumes. The Steel Manufacturing Business had higher volumes and record average sales prices to post a 47% sequential improvement in operating income, which was the third highest in the mill's history," said Carter.

    "Operationally, we are seeing great results from our capital investments," continued Tamara Lundgren, Executive Vice President and Chief Operating Officer. "Our acquisitions in the Metals Recycling Business have contributed to both ferrous and nonferrous volumes in our New England operations. In addition, our investments in megashredders and nonferrous extraction equipment have resulted in lower unit processing costs and record nonferrous volumes for the division. In our Auto Parts Business, we saw improved results from the operational leverage achieved by increasing our scrap and core sales volumes. The Steel Manufacturing Business completed the quarter with sequential increases in revenues and operating income notwithstanding the five week planned shutdown to complete major capital projects, which will expand capacity and improve efficiencies."

    Metals Recycling Business

    The Metals Recycling segment posted record quarterly revenues as it continued to benefit from robust export markets for recycled metals while maintaining a high level of throughput at its processing facilities.



($ in millions,
 except selling
 prices; ferrous
 volume in
 thousands of
 long tons, non-
 ferrous volumes    Third     Third    Second     Year to    Year to
 in millions of     Quarter   Quarter   Quarter     Date       Date
 pounds)             2007      2006      2007       2007       2006
----------------------------------------------------------------------
Total Revenues    $      587 $    383 $      486 $    1,474 $      920
----------------------------------------------------------------------
Ferrous Revenues  $      470 $    297 $      396 $    1,180 $      744
----------------------------------------------------------------------
Ferrous Volumes
 (Processing/
 Trading)          1,028/362  886/351  1,143/276  3,039/959  2,347/812
----------------------------------------------------------------------
Avg. Net Ferrous
 Sales Prices
 ($/LT)(1)
(Processing/
 Trading)         $  294/308 $210/222 $  237/257 $  253/274 $  204/211
----------------------------------------------------------------------
Nonferrous
 Volumes                 108       92         90        278        213
----------------------------------------------------------------------
Avg. Net
 Nonferrous Sales
 Prices ($/LB)(1) $     1.05 $   0.92 $     0.96 $     1.01 $     0.79
----------------------------------------------------------------------
Operating Income
 (2)              $       55 $     33 $       40 $      120 $       66
----------------------------------------------------------------------

(1) Sales prices are shown net of freight
(2) Includes operating income from joint ventures


    Revenues from the Metals Recycling Business increased 21% over the second quarter of fiscal 2007 and 53% over the third quarter of 2006. Ferrous processing sales volumes, while down 10% from the record shipments in the second quarter, were 16% higher compared to the third quarter of 2006. Nonferrous sales volumes, which were a quarterly record, were 20% and 17% higher than the second quarter of 2007 and the third quarter of 2006, respectively. These higher volumes were achieved, in part, through increased recovery of nonferrous materials processed through the Company's new megashredders and sorting systems, a one-time increase from the reduction in the backlog of materials, which had built up at its Boston-area facility during the installation and testing of the new megashredder and new material obtained as part of recent acquisitions in the Northeast.

    During the quarter, market prices for ferrous scrap were at record levels, with average net selling prices realized through the Company's processing facilities up $57/ton from the second quarter and $84/ton from the third quarter of last year. In addition, market prices for nonferrous metals also remained strong, with average prices up 9% from the second quarter and 15% higher on a year over year basis.

    Operating income improved 38% from the second quarter and 64% year over year. The increase compared to the second quarter was due to the higher nonferrous sales volumes, lower unit processing costs, and higher ferrous and nonferrous selling prices. During the quarter, export selling prices increased more rapidly than domestic prices for the purchase of raw materials and the Company's ability to sell overseas allowed it to expand its margins.

    Compared to the third quarter of last year, operating income improved due to higher ferrous volumes and the factors cited above.

    Auto Parts Business

    The Auto Parts Business reported record quarterly operating income.



($ in millions, except          Third   Third  Second  Year to Year to
 locations)                    Quarter Quarter Quarter  Date    Date
                                2007    2006    2007    2007    2006
----------------------------------------------------------------------
Revenues                       $    71 $    58 $    60 $   192 $   154
----------------------------------------------------------------------
Operating Income               $    10 $     8 $     5 $    19 $    19
----------------------------------------------------------------------
Locations (end of quarter)          52      50      52      52      50
----------------------------------------------------------------------


    Revenues for the Auto Parts Business increased 23% over the third quarter of 2006 and 19% from the second quarter of this year. The year over year increase was due to higher parts sales in the Company's full-service operation, higher core and scrap revenues due to higher ferrous and nonferrous metals prices and increased volumes and improved admissions revenues and parts sales in the self-service conversion stores. The increase on a quarter over quarter basis was primarily attributable to the higher full-service parts sales, higher core and scrap revenues due to higher metals prices and increased volumes and the impact of more favorable seasonal weather conditions on the Company's self-service admissions revenues and parts sales.

    Third quarter operating income increased 32% over third quarter of 2006 and 104% over the second quarter of this year. The increased operating income compared to the third quarter of last year was primarily the result of improved full-service profitability, better performance at the self-service conversion stores and higher margins from scrap and core revenues. Compared to the second quarter of this year, the strong increase in operating income was improved by the higher seasonal self-service parts sales coupled with higher volumes and margins from core and scrap sales.

    Steel Manufacturing Business

    The Steel Manufacturing Business recorded the third highest operating income in its history.



($ in millions, except       Third   Third   Second  Year to  Year to
 selling prices; volume in  Quarter  Quarter Quarter   Date     Date
 thousands of tons)          2007     2006    2007     2007     2006
----------------------------------------------------------------------
Revenues                     $  112   $  104  $  99    $  307   $  283
----------------------------------------------------------------------
Avg. Net Sales Prices ($/T)  $  596   $  523  $  536   $  560   $  521
----------------------------------------------------------------------
Sales Volume                    182      190     177      529      521
----------------------------------------------------------------------
Operating Income             $   18   $   21  $   12   $   45   $   53
----------------------------------------------------------------------


    Revenues for the Steel Manufacturing Business, driven by record net average prices, improved 14% from second quarter of 2007 and 8% from the third quarter of 2006. Average net sales prices increased $60/ton, or 11%, compared to the second quarter, and sales volumes increased 3%, as the Company utilized inventory produced in the second quarter to offset the planned five week shutdown of its rolling mills to install a new reheat furnace and billet craneway. On a year over year basis, a $73/ton increase in average net selling prices more than offset a 4% decline in sales volumes.

    Operating income improved compared to the second quarter due to the higher sales volumes and significantly higher sales prices, which were only partially offset by higher scrap and other raw material costs and the costs associated with the shutdown of the reheat furnace. Compared to the third quarter of 2006, operating income declined due to lower volumes, the costs associated with the shutdown and scrap and other raw material costs, which rose more than the increase in average net selling prices.

    Share Repurchase:

    During the quarter, the Company made no additional share repurchases. Year-to-date, the Company has repurchased 1.5 million shares, or approximately 5% of total shares outstanding. Under the authority granted by its Board of Directors, the Company may repurchase an additional 3.2 million shares.

    The timing and amount of future repurchases will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's common stock. The share repurchase program does not require the Company to acquire any specific number of shares, may be suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases or privately negotiated transactions or utilizing Rule 10b5-1 programs.

    Outlook

    The factors that may affect the Company's results in the fourth quarter of fiscal 2007 include:

    Metals Recycling Business:

    Pricing. The international markets for scrap metal are expected to remain strong. Based on export sales booked to date and the Company's current view of the markets, average net selling prices during the fourth quarter are expected to approximate or be slightly lower than the record prices obtained in the recently completed third quarter, despite a soft market for domestic sales. The markets for nonferrous materials are expected to be volatile, with the average price per pound currently trending slightly down from the levels of the third quarter.

    Sales volumes. Ferrous scrap volumes in the processing business are expected to increase to between 1.1 million and 1.2 million tons. Nonferrous sales volumes are expected to decline approximately 10-15% from the third quarter, primarily due to the timing of shipments and lower beginning inventories.

    Margins. The spread between export sales prices for recycled metals and the cost of purchasing materials is expected to narrow during the quarter. In addition, the Company expects fewer high margin sales resulting from the reduction of the backlog of nonferrous material, which had accumulated in the Boston facility. As a result of these factors, margins in the fourth quarter are expected to decline somewhat from the third quarter.

    Auto Parts Business:

    Revenues. Revenues are expected to increase on a year over year basis as a result of higher full-service parts sales, improved self-service conversion store revenues and higher scrap revenues.
Compared to the third quarter of this year, revenues should be fairly flat.

    Margins. Margins in the fourth quarter are expected to improve from both the third quarter of this year and the fourth quarter of last year due to improved performance at the full-service and conversion store operations.

    Steel Manufacturing Business:

    Pricing. Demand for steel products is expected to remain strong in the West Coast construction markets. Based on current market conditions, the average net prices during the quarter are expected to approximate or rise slightly from the record prices of the recently completed third quarter.

    Sales Volumes. Sales volumes during the quarter are expected to be slightly higher than the volumes shipped during the third quarter of this year.

    Margins. Operating margins should be consistent with the third quarter as a reduction in the rate of increase in scrap costs should offset an increase in the cost of alloys used in steel making.

    Third Quarter 2007 Conference Call

    A conference call to discuss results will be held today, July 9, 2007, at 11:30 a.m. EDT, hosted by John Carter, President and Chief Executive Officer, and Greg Witherspoon, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 32 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 35 self-service facilities and 17 full-service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 101st year of operations in 2007.

    This news release includes four non-GAAP financial measures: net income and net income per diluted share excluding a charge for investigation reserve and net income and net income per diluted share excluding a gain on disposition of joint venture assets and charge for investigation reserve. Management believes that by excluding the impact of the gain and the charge for the investigation reserve, these measures allow for better comparisons with the current period and provide a better insight into the Company's operating performance.

    This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected pricing, sales volume, operating margin and operating income. Such statements can generally be identified because they contain expect, believe, anticipate, estimate and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the inability to complete expected large scrap export shipments in the current quarter; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.



                   SCHNITZER STEEL INDUSTRIES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
         (Unaudited, in thousands, except per share amounts)


                              For the                For the
                         Three Months Ended     Nine Months Ended
                         ------------------   ---------------------
                          May 31,  May 31,     May 31,    May 31,
                           2007      2006        2007       2006
                         --------- --------   ---------- ----------


Revenues                  $709,449 $505,573   $1,823,746 $1,250,086

Operating expense:
   Cost of goods sold      593,736  417,468    1,544,060  1,041,172
   Selling, general and
    administrative          47,213   39,367(1)   132,813    113,207(2)
   (Income) from joint
    ventures               (1,270)    (572)      (3,738)    (2,710)
                         --------- --------   ---------- ----------

 Operating income           69,770   49,310      150,611     98,417

Other income (expense):
   Interest expense        (2,852)  (1,027)      (6,219)    (1,863)
   Other income, net         1,192    1,909        2,593     58,131(3)
                         --------- --------   ---------- ----------
   Other income (expense)  (1,660)      882      (3,626)     56,268
                         --------- --------   ---------- ----------


Income before income
 taxes, minority
 interests, and pre-
 acquisition interests      68,110   50,192      146,985    154,685

Income tax expense          23,631   18,982       51,967     60,700
                         --------- --------   ---------- ----------

Income before minority
 interests and pre-
 acquisition interests      44,479   31,210       95,018     93,985

Minority interests, net
 of tax                      (725)  (1,005)      (1,660)    (1,314)

Pre-acquisition
 interests, net of tax                                          184
                         --------- --------   ---------- ----------
Net income                $ 43,754 $ 30,205   $   93,358 $   92,855
                         ========= ========   ========== ==========


Net income per share -
 basic                    $   1.48 $   0.99   $     3.09 $     3.04
                         ========= ========   ========== ==========

Net income per share -
 diluted                  $   1.47 $   0.98   $     3.06 $     3.02
                         ========= ========   ========== ==========


(1) Includes a charge of $4 million related to investigation reserve.
(2) Includes a charge of $15 million related to investigation reserve.
(3) Includes a gain on disposition of joint ventures of $54.6 million pre-tax.




                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
         (Unaudited, in thousands, except per share amounts)


                              For the                For the
                        Three Months Ended      Nine Months Ended
                        -------------------   ---------------------
                         May 31,   May 31,     May 31,    May 31,
                          2007      2006         2007       2006
                        --------- ---------   ---------- ----------

REVENUES:

Metals Recycling
 Business:
   Ferrous sales:
      Processing        $ 344,959 $ 207,369   $  883,981 $  542,486
      Trading             124,578    89,600      296,505    201,599
   Nonferrous sales       114,687    84,603      284,612    170,432
   Other                    2,766     1,561        8,497      5,026
                        --------- ---------   ---------- ----------
      Total               586,990   383,133    1,473,595    919,543

Auto Parts Business        71,439    58,237      192,032    154,141
Steel Manufacturing
 Business                 112,464   104,052      307,448    282,743
Intercompany revenue
 eliminations            (61,444)  (39,849)    (149,329)  (106,341)
                        --------- ---------   ---------- ----------
      Total             $ 709,449 $ 505,573   $1,823,746 $1,250,086
                        ========= =========   ========== ==========


INCOME (LOSS) FROM
 OPERATIONS:

Metals Recycling
 Business:
      Processing        $  55,323 $  32,889   $  118,030 $   66,003
      Trading               (361)       552        1,532         37
Auto Parts Business        10,220     7,767       19,022     19,139
Steel Manufacturing
 Business                  17,565    21,051       44,834     53,367
Corporate expense        (10,699)  (12,808)(1)  (31,467)   (41,273)(2)
Intercompany profit
 eliminations             (2,278)     (141)      (1,340)      1,144

                        --------- ---------   ---------- ----------
      Total             $  69,770 $  49,310   $  150,611 $   98,417
                        ========= =========   ========== ==========



NET INCOME              $  43,754 $  30,205(2)$   93,358 $   92,855(3)
                        ========= =========   ========== ==========

NET INCOME PER SHARE -
 BASIC                  $    1.48 $    0.99   $     3.09 $     3.04
                        ========= =========   ========== ==========

NET INCOME PER SHARE -
 DILUTED                $    1.47 $    0.98   $     3.06 $     3.02
                        ========= =========   ========== ==========

SHARE INFORMATION
 (THOUSANDS):
    Basic shares
     outstanding           29,510    30,625       30,203     30,544
                        ========= =========   ========== ==========

    Diluted shares
     outstanding           29,739    30,739       30,502     30,776
                        ========= =========   ========== ==========

(1) Includes a charge of $4 million related to investigation reserve.
(2) Includes a charge of $15 million related to investigation reserve.
(3) Includes an after-tax gain on disposition of joint ventures of $33.9 million ($54.6 million pre-tax).




                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)

                                                              Total
                            Q1 FY07    Q2 FY07    Q3 FY07      FY07
                           ---------- ---------- ---------- ----------
Metals Recycling Business
      Ferrous Recycled
       Metal Sales Prices
       ($/LT)(1)
              Domestic     $      219 $      233 $      293 $      251
              Exports             230        238        295        254
               Total
                Processing        226        237        294        253
              Trading             252        257        308        274

      Ferrous Processing
       Sales Volume (LT)
              Cascade         191,090    151,383    185,281    527,754
              Domestic        155,970    174,752    199,587    530,309
              Export          521,200    816,683    643,031  1,980,914
                           ---------- ---------- ---------- ----------
               Total
                Processed     868,260  1,142,818  1,027,899  3,038,977
                           ---------- ---------- ---------- ----------

      Ferrous Trading
       Sales Volume (LT)      320,018    276,220    362,305    958,543

                           ---------- ---------- ---------- ----------
      Total Ferrous Sales
       Volume (LT)          1,188,278  1,419,038  1,390,204  3,997,520
                           ========== ========== ========== ==========

      Nonferrous Average
       Price ($/pound)(1)  $    1.017 $    0.964 $    1.049 $    1.013

      Nonferrous Sales
       Volume (pounds, in
       thousands)              79,728     90,140    108,149    278,017


Steel Manufacturing
 Business
      Sales Prices
       ($/NT)(1)
              Average      $      546 $      536 $      596 $      560

      Sales Volume (NT)
              Rebar            98,491    111,136    125,515    335,142
              Coiled
               Products        51,823     50,134     40,407    142,364
              Merchant Bar
               and Other       19,281     16,031     16,505     51,817
                           ---------- ---------- ---------- ----------
               Total          169,595    177,301    182,427    529,323
                           ========== ========== ========== ==========

Auto Parts Business
      Number of self-
       service locations
       at end of quarter           35         35         35         35
      Number of full-
       service sites at
       end of quarter              17         17         17         17


                                                              Total
                  Q1 FY06   Q2 FY06    Q3 FY06    Q4 FY06      FY06
                     (2)
                  -------- ---------- ---------- ---------- ----------
Metals Recycling
 Business
  Ferrous
   Recycled Metal
   Sales Prices
   ($/LT)(1)
     Domestic     $    207 $      202 $      215 $      238 $      217
     Exports           204        195        206        245        214
      Total
       Processing      205        197        210        243        215
     Trading           216        178        222        253        226

  Ferrous
   Processing
   Sales Volume
   (LT)
     Cascade       154,146    147,986    174,833    190,971    667,936
     Domestic       58,343    158,177    176,339    130,164    523,023
     Export        336,712    605,386    534,966    621,182  2,098,246
                  -------- ---------- ---------- ---------- ----------
      Total
       Processed   549,201    911,549    886,138    942,317  3,289,205
                  -------- ---------- ---------- ---------- ----------

  Ferrous Trading
   Sales Volume
   (LT)            306,716    154,387    351,173    459,323  1,271,599

                  -------- ---------- ---------- ---------- ----------
  Total Ferrous
   Sales Volume
   (LT)            855,917  1,065,936  1,237,311  1,401,640  4,560,804
                  ======== ========== ========== ========== ==========

  Nonferrous
   Average Price
   ($/pound)(1)   $  0.616 $    0.742 $    0.915 $    1.083 $    0.873

  Nonferrous
   Sales Volume
   (pounds, in
   thousands)       50,035     71,800     91,610     87,838    301,283


Steel
 Manufacturing
 Business
  Sales Prices
   ($/NT)(1)
     Average      $    517 $      522 $      523 $      548 $      528

 Sales Volume
   (NT)
     Rebar          98,101     89,114    103,623     98,765    389,603
     Coiled
      Products      48,716     57,061     66,093     61,504    233,374
     Merchant Bar
      and Other     19,241     18,540     20,783     21,188     79,752
                  -------- ---------- ---------- ---------- ----------
      Total        166,058    164,715    190,499    181,457    702,729
                  ======== ========== ========== ========== ==========

Auto Parts
 Business
  Number of self-
   service
   locations at
   end of quarter       30         31         32         34         34
  Number of full-
   service sites
   at end of
   quarter              19         20         18         17         17


(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) The Company elected to consolidate results of two of the businesses formed from the Hugo Neu Corporation separation agreement as though the transaction had occurred at the beginning of the fiscal year.




                   SCHNITZER STEEL INDUSTRIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (Unaudited, in thousands, except per share amounts)


                                         May 31, 2007  August 31, 2006
                                        ------------- ----------------
                 Assets
----------------------------------------
Current assets:
             Cash and cash equivalents  $      14,251 $         33,081
             Accounts receivable, net         176,577          118,839
             Inventories                      293,089          263,583
             Other current assets              23,335           23,241
                                        ------------- ----------------
               Total current assets           507,252          438,744

Property, plant and equipment, net            368,716          312,907

Goodwill and other assets                     311,290          293,073
                                        ------------- ----------------

               Total assets             $   1,187,258 $      1,044,724
                                        ============= ================

  Liabilities and Shareholders' Equity
----------------------------------------
Current liabilities:
             Short-term borrowings      $       6,977 $            100
             Other current liabilities        170,554          151,038
                                        ------------- ----------------
               Total current liabilities      177,531          151,138


Long-term debt                                167,882          102,829

Other long-term liabilities                    59,467           51,525

Minority interests                              5,229            5,133

Shareholders' equity                          777,149          734,099
                                        ------------- ----------------

               Total liabilities and
                shareholders' equity    $   1,187,258 $      1,044,724
                                        ============= ================



    CONTACT: Schnitzer Steel Industries, Inc.
             Investor Relations:
             Rob Stone, 503-224-9900
             ir@schn.com
             or
             Press Relations:
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